UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2020

SABRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive		76092
Southlake,	TX
(Address of principal executive offices)		(Zip Code)
(682) 605-1000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	SABR	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                  Emerging growth company ☐
If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The COVID-19 pandemic resulted in a sudden and severe disruption in global travel and has represented a massive challenge to the travel industry. As a mission-critical technology solutions provider to the global travel industry, beginning in March 2020 Sabre Corporation (“Sabre”) experienced a rapid decline in airline and hotel bookings, exacerbated by a significant number of bookings cancellations. At the present time, the global economy remains uncertain, with ongoing reductions in airline capacity and a highly volatile macro environment. In response to these developments, Sabre’s Board of Directors and Compensation Committee have taken the following specific actions regarding its compensation programs, including its executive compensation program:

•Base Salary. Sabre implemented temporary reductions for its US-based salaried workforce from March 16, 2020 through July 6, 2020, including a 25% base salary reduction for our CEO and a 20% reduction for its other executive officers.

•Annual Incentive. As it does each year in the first quarter, in March 2020, the Compensation Committee approved Sabre’s 2020 annual incentive program, including the continued use of revenue and pre-tax and pre-annual incentive Adjusted earnings per share (EPS) as the financial performance measures under the program. The Compensation Committee has replaced these measures to focus the program on expense management for the remainder of the year, after taking into account the current environment. Further, annual incentive payment to participants in the 2020 annual incentive program will be capped at 50% of their original target annual cash incentive opportunity and will be payable (if at all) in December 2020.

•Long-Term Performance-Based Cash Incentive Awards. In March 2020, certain executive officers, other than Sabre’s CEO, were granted performance-based cash incentive awards as part of their long-term incentive awards. These incentive awards will be payable in March 2022 based on the Compensation Committee’s determination of the extent to which our key strategic initiatives have been achieved by December 2021. The sudden impact of the COVID-19 pandemic has resulted in changes to the timing of completion of certain aspects of these key strategic initiatives, and the Compensation Committee has updated the metrics for the awards to address these changes.

•Equity Awards. As previously noted, the COVID-19 pandemic has severely impacted the global travel industry, and impacted Sabre as a technology solutions provider to the travel industry. In recognition of the fact that, as a technology solutions provider, Sabre directly competes for executive and key employee talent within the technology industry, as well as considering the numerous challenges facing the travel industry in today’s environment, the Compensation Committee has approved awards of time-based restricted stock unit awards, including to Sabre’s executive officers. These awards were granted effective June 15, 2020, with 50% of the units subject to the awards vesting on each of the first and second anniversaries of the grant date.

Sabre maintains an ongoing, proactive stockholder engagement program, and we expect to continue this program in the fall of 2020. As part of this program, Sabre expects to engage with its stockholders regarding the considerations resulting from the impact of the COVID-19 pandemic on its executive compensation program, as well as the compensation actions described above. Our Chairman of the Board is expected to participate in certain of these engagements. In addition, Sabre’s next advisory vote on the compensation of its named executive officers (the “say-on-pay” vote), as well as its next stockholder vote on the frequency of future say-on-pay votes, is expected to occur at its 2021 annual meeting of stockholders. Sabre’s Board of Directors currently anticipates that with respect to the “frequency” vote, at the 2021 annual meeting of stockholders, it will recommend that future say-on-pay votes be held annually. Feedback received as part of this engagement program and in connection with the 2021 say-on-pay vote will be shared with the Compensation Committee and the full Board of Directors and taken into account as the Compensation Committee considers the design of Sabre’s executive compensation program going forward.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: June 17, 2020	By:	/s/ Douglas E. Barnett
	Name: Title:	Douglas E. Barnett
Executive Vice President and Chief Financial Officer